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                                                                     Exhibit 8.1


                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                       --
                              Tel: (212) 735-3000
                              Fax: (212) 735-2000



                                                     November 4, 1999



Sunbeam Corporation
2381 Executive Center Drive
Boca Raton, Florida  33431


Gentlemen:

                  In connection with the filing of the Registration Statement on Form S-1 (the "Registration Statement"), you have asked us to address the anticipated material U.S. federal income tax consequences of the purchase, ownership and disposition of $2,014,000,000 aggregate principal amount at maturity of zero coupon convertible senior subordinated debentures due 2018 (the "Debentures") and shares of Sunbeam common stock issuable upon the conversion of such Debentures (the "Common Stock"). More particularly, you have requested our opinion regarding the material U.S. federal income tax consequences under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Registration Statement filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.




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Sunbeam Corporation
November 4, 1999
Page 2



                  In rendering our opinion, we have reviewed the Registration Statement and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder by the U.S. Department of Treasury (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, perhaps with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.

                  Based upon the foregoing, subject to the qualifications set forth herein, set forth below is our opinion with respect to the generally anticipated material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures of which a potential holder should be aware prior to acquiring a Debenture. Nevertheless, because such tax considerations are generalized and the particular actions or situation of any specific holder of a Debenture are not addressed, each holder must consult its tax advisor to determine whether the consequences to such holder will differ from those discussed below.

                   For purposes of this opinion, a "holder" is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions. This opinion deals only with holders of Debentures who hold the Debentures and any Common Stock into which the Debentures are converted as capital assets and does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and does not address tax considerations applicable to investors that



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Sunbeam Corporation
November 4, 1999
Page 3



may be subject to special tax rules, such as rules relating to persons who are not citizens or residents of the United States; financial institutions and banks; tax-exempt organizations; insurance companies; dealers in securities; and persons who hold Debentures or Common Stock as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction.


Original Issue Discount on the Debentures
-----------------------------------------

                  The Debentures were issued at a substantial discount from their stated redemption price at maturity. For U.S. federal income tax purposes, the excess of the stated redemption price at maturity of each Debenture over its issue price constitutes original issue discount. For U.S. federal income tax purposes, each holder of a Debenture must include in gross income a portion of the original issue discount in each taxable year during which the Debenture is held in an amount equal to the original issue discount that accrues on the Debenture during such period, determined by using a constant yield to maturity method. The original issue discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less original issue discount to the earlier years of the term of the Deben ture and more original issue discount to later years. The approximate cumulative total amount of original issue discount accrued annually is set forth in the Registration Statement in the chart under the heading "Description of Debentures--Redemption of Debentures at the Option of Sunbeam." Any amount included in income as original issue discount will increase a holder's tax basis in the Debenture.


Market Discount on Debentures
-----------------------------

                  If a holder purchases a Debenture for an amount that is less than the Debenture's issue price increased by the amount of accrued original issue discount, the Debenture will be considered to have market discount. Any gain recognized by the holder on the disposition of a Debenture having market discount or, to the extent provided in regulations, on the disposition of exchanged basis property received in exchange for a Debenture having market discount will be treated as ordinary income to



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Sunbeam Corporation
November 4, 1999
Page 4



the extent of the market discount that accrued on the Debenture while held by such holder. Alternatively, the holder may elect to include market discount in income currently over the life of the Debenture. Such an election will apply to market discount Debentures acquired by the holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the holder elects to accrue the market discount on a constant-yield method. Such an election will apply to Debentures to which it is made and is irrevocable. Unless the holder elects to include market discount in income on a current basis, as described above, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry Debentures.


Debentures Purchased at a Premium
---------------------------------

                  A holder that purchases a Debenture for an amount in excess of the remaining redemption amount will be considered to have purchased the Debenture at a premium. Such holder may elect to amortize such premium as an offset to interest income, using a constant-yield method, over the remaining term of the Debentures. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the holder on or after the first taxable year to which the election applies and may be revoked only with the consent of the IRS. A holder that elects to amortize such premium must reduce its tax basis in a Debenture by an amount of the premium amortized during its holding period. With respect to a holder that does not elect to amortize bond premium, the amount of such premium will be included in the holder's tax basis when the Debenture matures or is disposed of by the holder.


Sale, Exchange or Retirement of the Debentures
----------------------------------------------

                  A holder's tax basis for determining gain or loss on the sale or other disposition of a Debenture will equal the holder's cost of the Debenture increased by any accrued original issue discount includible in such holder's gross income and reduced by payments, if any. Except as described in the next paragraph, upon the sale,



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Sunbeam Corporation
November 4, 1999
Page 5



exchange or retirement of a Debenture, a holder will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition of the Debenture and the holder's tax basis in such Debenture. Except as described above under the heading "Market Discount on Debentures" and except as discussed below, gain or loss realized on the sale, exchange or retirement of a Debenture will generally be capital gain or loss and will be long-term capital gain or loss if the Debenture is held for more than one year.

                  If a holder elects to exercise its option to cause Sunbeam to purchase its Debentures on a purchase date and Sunbeam issues Common Stock in satisfaction of all of the purchase price, as described in the Registration Statement in the "Description of Debentures" section under the heading "Purchase of Debentures at the Option of the Holder," the exchange of the Debentures for Common Stock will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. In such case, a holder's tax basis in the Common Stock received in such exchange of a Debenture will be the same as the holder's tax basis in the Debenture at the time of the exchange, except for any tax basis allocable to a fractional share. In addition, the holding period for the Common Stock received in such exchange will include the holding period of the Debenture exchanged, except that it is possible that the IRS may argue that the holding period of the Common Stock allocable to original issue discount will commence on the date of the purchase.

                  If the purchase price is paid with a combination of Common Stock and cash, gain, but not loss, realized by the holder will generally be recognized, but only to the extent of all cash received. The character of any gain realized may be capital or ordinary depending on the circumstances, including the extent to which a holder actually or constructively has any other equity interest in Sunbeam. In such case, a holder's tax basis in the Common Stock received will be the same as such holder's tax basis in the Debenture at the time of the exchange (except for any portion allocable to a fractional share of Common Stock), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of any cash received (except cash received in lieu of a fractional share). In addition, the holding



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Sunbeam Corporation
November 4, 1999
Page 6



period for Common Stock received in the exchange will include the holding period of the Debenture tendered to Sunbeam in exchange, except that it is possible that the IRS may argue that the holding period of Common Stock allocable to original issue discount will commence on the date of the purchase,


Conversion of Debentures
------------------------

                  A holder's conversion of a Debenture into Common Stock will generally not be a taxable event, except with respect to cash received in lieu of a fractional share. In such case, the tax basis in the Common Stock received on conversion of a Debenture will be the same as the holder's tax basis in such Debenture, except for any tax basis allocable to a fractional share. In addition, the holding period for the Common Stock received on conversion will include the holding period of the Debenture converted, except that it is possible that the IRS may argue that the holding period of the Common Stock allocable to original issue discount will commence on the date of the conversion.


Dividends; Adjustment of Conversion Price
-----------------------------------------

                  Dividends, if any, paid on the Common Stock will be includible in the income of a holder as ordinary income to the extent of Sunbeam's current or accumu lated earnings and profits.

                  If at any time Sunbeam makes a distribution of property to stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of Sunbeam, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of Debentures. If the Conversion Rate is increased at the discre tion of Sunbeam or in other circumstances as described in the Registration Statement in the "Description of Debentures" section under the heading "Conversion of Deben-

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Sunbeam Corporation
November 4, 1999
Page 7



tures," such increase may also be deemed to be the payment of a taxable dividend to holders of Debentures. Moreover, in certain other circumstances, the absence of such an adjustment to the Conversion Rate of the Debentures may result in a taxable dividend to holders of the Common Stock.


Sale of Common Stock
--------------------

     Except to the extent discussed above under the heading "Market Discount on Debentures," upon the sale or exchange of Common Stock, holders will generally recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares.


Liquidated Damages
------------------

                  A holder will be required to include a payment of liquidated damages in income as ordinary income when such payment is received.



                  This opinion is being furnished in connection with the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that you may refer to this opinion in the Registration Statement. Investors considering the purchase of a Debenture, however, should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding, converting or otherwise disposing of the Debentures and Sunbeam Common Stock, including the effect and the applicability of state, local or foreign tax laws. Any variation or difference in any fact from those set forth or assumed either herein or in the Registra-


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Sunbeam Corporation
November 4, 1999
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tion Statement may affect the conclusions stated herein. In addition, there can be no assurance that the IRS will not assert contrary positions.

                  In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDER-ATIONS" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                             Very truly yours,



                                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP